UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) May 24, 2018

Matador Resources Company

(Exact name of registrant as specified in its charter)

Texas	001-35410	27-4662601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 LBJ Freeway, Suite 1500, Dallas, Texas	75240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 371-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2018, Matador Resources Company (the “Company”) was notified that Steven W. Ohnimus, age 71, was resigning from the Board of Directors (the “Board”) of the Company effective concurrently with the election of the nominees for director at the Company’s 2018 annual meeting of shareholders to be held on June 7, 2018 (the “Annual Meeting”). Dr. Ohnimus is not a nominee for director at the Annual Meeting. Dr. Ohnimus has served as a director of the Company since 2004 and served as chair of the Operations and Engineering Committee and as a member of the Audit, Nominating, Strategic Planning and Compensation, Corporate Governance and Prospect Committees. Dr. Ohnimus is resigning in order to focus his attention on recent health issues and his decision was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Company wishes to thank Dr. Ohnimus for his many years of dedicated service to the Company and the Board and his many contributions to the Company’s success. The Company also wishes him a full and complete recovery.

Item 8.01	Other Events.

The information provided in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 8.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATADOR RESOURCES COMPANY

Date: May 24, 2018	By:	/s/ Craig N. Adams
	Name:	Craig N. Adams
	Title:	Executive Vice President